MANAGEMENT BONUS MODIFICATION AGREEMENT

     DATED with effect December 31, 2003.

     RECITALS

A.     The capitalized terms used in this Agreement have the meanings they are given under Section 1 unless otherwise specified in this Agreement, or, if not referred to under Section 1 or elsewhere in this Agreement, then in the current Plan (the definitions of the capitalized terms in the current Plan are attached as Schedule A).

B.     This Agreement sets out the terms that the undersigned have agreed upon in connection with the termination of the Management Bonus Agreements.

     AGREEMENT

     For good and valuable consideration, the receipt of which is acknowledged, each of the undersigned agrees as follows, both in the undersigned’s personal capacity and in the undersigned’s capacity as an authorized officer, and on behalf, of the corporation designated in connection with the undersigned’s signature below.

     DEFINITIONS

1.     The following terms have the meanings set out below:

(a)	“this Agreement” means this agreement and any amendments or addendums thereto;

(b)	“Bonus” means any bonus (including, without limitation, a “Year-End Profitability Bonus”, and, where applicable, a “Mid-Year Profitability Bonus” or “Growth Bonus”) that would be payable to an Operating Subsidiary or an Eligible Manager pursuant to any Management Bonus Agreement or any other or new arrangement whereby bonuses are payable to senior employees of the Operating Subsidiaries, including under the Modified Management Bonus Formula;

(c)	“Bonus Committee” means the standing sub-committee of the existing Executive Committee called the “Bonus Committee”, that is currently comprised of Hub’s Chief Executive Officer, Chief Operating Officer, President, U.S. Operations and President, Canadian Operations, or such other similar committee approved by the Compensation Committee for the purpose of recommending or approving the payment of Bonuses;

(d)	“Compensation Committee” means the Compensation Committee of Hub’s Board of Directors;

(e)	“EBITA” for an Operating Subsidiary means earnings before interest, taxes and amortization, previously known as “NIBGAIT” (net income before goodwill amortization, interest and taxes), adjusted to remove any Extraordinary Items and to take into account any acquisition of the shares or assets of a brokerage acquired during the applicable year to allow for the fact that such shares or assets were owned by the Operating Subsidiary for only part of such fiscal year;

(f)	“Eligible Managers” means the individuals who are employed by the Operating Subsidiaries and who are eligible to participate in and receive a Bonus under a Management Bonus Agreement in connection with such employment, collectively; and “Eligible Manager” means one of the Eligible Managers;

(g)	“Extraordinary Items” means items that are outside of the normal course of business (such as income or revenue that is unrelated to brokerage operations), as determined by the Bonus Committee acting reasonably under all of the circumstances;

(h)	“Hub” means Hub International Limited;

(i)	“Management Bonus Agreements” means the existing written Management Bonus Agreements between Hub and the Operating Subsidiaries (and, in some cases, certain of the Eligible Managers), as amended or modified, collectively, including, without limitation, that certain Memorandum of Understanding re Hub International Bonus Structure dated May 28, 2002; and “Management Bonus Agreement” means the Management Bonus Agreement that applies to a certain Operating Subsidiary;

(j)	“Modified Management Bonus Formula” means the formula by which the Bonus for the Operating Subsidiaries will be calculated effective January 1, 2003 in accordance with Section 4(b);

(k)	“Operating Subsidiaries” means Hub’s Subsidiaries that are signatories to this Agreement, collectively; and “Operating Subsidiary” means one of the Operating Subsidiaries;

(l)	“Plan” means Hub’s Equity Incentive Plan, as amended from time to time (the “Plan”);

(m)	“Revenue” for an Operating Subsidiary means for any fiscal year the revenue of the Operating Subsidiary from brokerage operations (net of brokerage commissions paid or payable to third parties), calculated in accordance with generally accepted accounting principles applied consistently with past practices, adjusted to remove any Extraordinary Items and to take into account any acquisition of the shares or assets of a brokerage during the applicable year to allow for the fact that such shares or assets were owned by the Operating Subsidiary for only part of such fiscal year;

(n)	“RSU” means a Restricted Share Unit as provided for in the Plan and awarded as contemplated in this Agreement pursuant to an RSU Agreement; and “RSUs” means the RSUs, collectively;

(o)	“RSU Award Agreement” means a Restricted Share Unit Award Agreement in the form attached as Schedule 1(m);

(p)	“Schedule” means a Schedule to this Agreement;

(q)	“Section” means a section or subsection of this Agreement; and

(r)	“Subsidiaries” means Hub’s “subsidiary companies”, as such defined in the Securities Act, Ontario, and includes Martin Assurance & Gestion de Risques Inc.

TERMINATION AND RELEASE OF MANAGEMENT BONUS AGREEMENTS

2.     Each of the Management Bonus Agreements is terminated with retroactive effect to January 1, 2003. Each of the Eligible Managers, the Operating Subsidiaries and Hub (each, a “Releasing Party”) agrees that by executing this Agreement, and in consideration of the covenants in this Agreement, the Releasing Party does hereby, for the Releasing Party’s self and for the Releasing Party’s heirs, executors, administrators, representatives, successors and assigns, as applicable, release and forever discharge the other Releasing Parties and their affiliates and each of their officers, directors, attorneys, employees, agents, successors, assigns and representatives, and all persons acting for, by, through, under or in concert with any of them (collectively “Released Parties”), of and from any and all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, whether in law or in equity, (collectively, “Claims”) that are in any way related to the relevant Management Bonus Agreement or the termination thereof, including any Claim to a Bonus thereunder, whether known or unknown, presently or in the future asserted, and, in the case of the Eligible Managers, whether or not derived through a relationship of employment or for other services. However, the Releasing Party is not releasing or waiving any rights to enforce, or claims that may arise under, this Agreement.

     AWARD OF RSUs

3a.     In consideration of the release contained in Section 2, Hub agrees to award RSUs equal to the Brokerage RSU Number, as defined in clause B of Schedule 3, to employees of the respective Operating Subsidiary (each, an “Awardee”) as hereinafter set out in this Section 3.

3b.     On February 27, 2004, Hub will deliver to each Awardee an RSU Award Agreement awarding to the Awardee that number of RSUs indicated in clause C of Schedule 3.

3c.     The balance of the Brokerage RSU Amount, as defined in clause A of Schedule 3, if any, after the RSU awards described in Section 3b, may be allocated by the respective Operating Subsidiary for award to any of its employees at any time on or before December 31, 2010, subject to approval by the Compensation Committee upon the recommendation of the Bonus Committee.

3d.     RSUs that are forfeited by Awardees prior to the applicable Vesting Date or Alternate Vesting Date (as such terms are defined in the RSU Award Agreement) may be reallocated by the Bonus Committee to any of the employees of Hub or its Subsidiaries, after consultation with the Operating Subsidiary that employed the forfeiting Awardee, at any time on or before December 31, 2010, subject to approval by the Compensation Committee.

3e.     Hub will award such RSUs as are approved by the Compensation Committee in accordance with the foregoing.

3f.     RSUs awarded pursuant to Section 3c and 3d will have substantially the same terms as the RSUs awarded pursuant to the RSU Award Agreements, except that: (1) the value attributed to such RSUs will be the greater of the closing trading price of one Hub common share on the New York Stock Exchange (NYSE) or the Toronto Stock Exchange (TSX) (whichever is greater) on the date(s) such RSUs are awarded and US$14.00; (2) the Vesting Date will be extended to reflect the time elapsed from the date of the awards made pursuant to Section 3b, unless otherwise approved by the Compensation Committee; and (3) the Compensation Committee will have the right to establish such further and other terms in connection with RSUs as the Compensation Committee, acting reasonably, deems appropriate.

3g.     Any award of RSUs will be subject to applicable securities laws and the approval of the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE), if and as required. In this regard, Hub represents that the appropriate approvals have been obtained for the award of the RSUs contemplated by Section 3b.

     MODIFIED MANAGEMENT BONUS FORMULA

4.     The following Bonus arrangements will be applicable in connection with 2003 and subsequent years:

(a)	Bonuses will not be a contractual entitlement of Hub’s employees or an obligation of Hub. The Bonus Committee may, after consultation with management of an Operating Subsidiary, establish new performance targets or criteria, or new Bonus formulae, in advance of any given fiscal year for any respective Operating Subsidiary based on a reasonable assessment of all the circumstances at the time, including those related both to the Operating Subsidiary and Hub.

(b)	Subject to the approval of Compensation Committee after the completion of the respective fiscal year as contemplated in Section 4(c), the Bonus Committee and the Compensation Committee have approved that effective January 1, 2003 the aggregate Bonus payable to each of the Operating Subsidiaries will be calculated according to the following formula (the “Modified Management Bonus Formula”):

(i)	if an Operating Subsidiary achieves EBITA that exceeds a specified threshold of the Operating Subsidiary’s Revenue from all sources for the relevant year (the “Modified Waterline”), the Operating Subsidiary will receive an aggregate cash Bonus equal to a percentage of the Operating Subsidiary’s total EBITA for the year, calculated from the first dollar of EBITA earned by the Operating Subsidiary in such year, as set out in Schedule 4(b)(i);

(ii)	the Modified Waterline will be the greater of: (1) 20% of the Revenue of the Operating Subsidiary for the relevant year, after head office expense (at least 4% of Hub’s revenue, allocated ratably amongst the Operating Subsidiaries based on their Revenue for the applicable year); (2) an amount equal to the actual average EBITA for 2002 and 2003 which was used to calculate the Brokerage RSU Amount (as defined in Schedule 3A); and (3) an amount equal to the respective Operating

Subsidiary’s EBITA (plus the EBITA of any subsidiary thereof) purchased by Hub when it was acquired by Hub (as set out in Schedule 4(b)(ii)(3)); and

(iii)	except as approved by the Bonus Committee, the Bonus for each Operating Subsidiary will not exceed 4% of the respective Operating Subsidiary’s Revenue for the applicable year.

(c)	The Bonus Committee will review and consider for approval the recommendations of each Operating Subsidiary as to the identity and terms of participation of the individuals within the Operating Subsidiary in any Bonus, both before (in connection with the budget process) and after the conclusion of each fiscal year. The Compensation Committee of Hub’s Board of Directors must approve all Bonuses for senior management of the Operating Subsidiaries if and as required by the Charter for the Compensation Committee.

     MISCELLANEOUS

5.     Signature by Counterpart and by Facsimile. This Agreement may be signed in counterparts and by facsimile, and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same memorandum.

6.     Headings. The inclusion of headings in this Agreement is for convenience of reference only and will not affect the construction or interpretation hereof.

7.     Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.

8.     Enforceability. This Memorandum will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9.     Precedence. This Agreement supercedes all prior agreements relating to the matters addressed herein. To the extent there is any conflict between any provision of this Agreement and the provisions of any other agreement, including the Management Bonus Agreement, this Agreement shall govern.

10.     Modifications. Modifications or amplifications, if any, to the terms of this Agreement in respect of any particular Operating Subsidiary or employee of the Operating Subsidiary will be made by way of addendum to the signatory page of this Agreement for the respective Operating Subsidiary or employee of the Operating Subsidiary.

     IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNATORY PAGES TO FOLLOW

SIGNATURE PAGE TO MANAGEMENT BONUS MODIFICATION AGREEMENT
DATED WITH EFFECT DECEMBER 31, 2003

HUB INTERNATIONAL LIMITED

By: /s/ Authorized Officer

SIGNATURE PAGE TO MANAGEMENT BONUS MODIFICATION AGREEMENT
DATED WITH EFFECT DECEMBER 31, 2003

OPERATING SUBSIDIARY:

[AS APPLICABLE]

By: /s/ Authorized Officer

SIGNATURE PAGE TO MANAGEMENT BONUS MODIFICATION AGREEMENT
DATED WITH EFFECT DECEMBER 31, 2003

ELIGIBLE MANAGER FROM

OPERATING SUBSIDIARY: [AS APPLICABLE]

ELIGIBLE	ELIGIBLE		ELIGIBLE
MANAGER	MANAGER	WITNESS	MANAGER	ELIGIBLE
NAME	SIGNATURE	SIGNATURE	AMOUNT (1)	MANAGER % (2)
As Applicable	/s/ Eligible Manager	/s/ Witness	As Applicable	As Applicable

Notes:

(1)	The aggregate dollar value of the RSUs to be awarded to the Eligible Manager based on the estimated Brokerage RSU Amount, as defined in clause A(i) of Schedule 3, for the Operating Subsidiary identified above, and prior to adjustment based on actual 2003 financial results (the “Eligible Manager Amount”).

(2)	The proportion that the estimated Eligible Manager Amount bears to the estimated Brokerage RSU Amount for the Operating Subsidiary (the “Eligible Manager Percentage”).